Exhibit 10.6

CONFIDENTIAL

AMENDMENT NO. 3 TO SALE AND ASSIGNMENT AGREEMENT

This Amendment No. 3 to Sale and Assignment Agreement (the “Agreement”) is made to the Sale and Assignment Agreement, having an Effective Date of May 5, 2020, and is effective as of the Effective Date of the Sale and Assignment Agreement, and is by and between ProMab Biotechnologies, Inc., having an address at 2600 Hilltop Drive, Richmond, CA 94806 (“ProMab”), and Caribou Biosciences, Inc., having a place of business at 2929 7th Street, Suite 105, Berkeley, CA 94710 USA (“Caribou”). Capitalized terms not defined herein shall have the meanings set forth in the Sale and Assignment Agreement, as amended by Amendment No. 1 to Sale and Assignment Agreement and Amendment No. 2 to Sale and Assignment Agreement (collectively, the “Agreement”).

WHEREAS, the Parties entered into the Agreement, wherein Caribou took assignment of all right, title, and interest in PMC 306 and the Assigned Patent Rights;

WHEREAS, the Parties would like to amend the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Section 2.4, as previously deleted and replaced by Amendment No. 1 to Sale and Assignment Agreement, is hereby deleted in its entirety and replaced with the following Section 2.4:

“2.4 Covenant Not to Sue. Additionally, ProMab and its Affiliates hereby covenant not to, directly or indirectly, sue, bring an action against, or seek to enforce, in any court or jurisdiction, Caribou, its Affiliates, any direct licensees, direct and indirect sublicensees, collaboration partners, distributors, subcontractors, manufacturers, customers, prescribers, end users, successors, or assignees (“Caribou Parties”) alleging that a Product or the use, manufacture, sale, offer for sale, importation, or exportation thereof infringes or misappropriates any intellectual property Controlled by ProMab (“Non-Assert Intellectual Property”). As set forth in Section 9.2, this covenant not to sue shall be transferable to and for the benefit of any permissible Caribou assignee of this Agreement and shall be binding upon any permissible ProMab assignee of this Agreement.”

2. Section 9.2 is hereby deleted in its entirety and replaced with the following Section 9.2:

“9.2 Assignment of this Agreement. (a) This Agreement shall be assignable by either Party only with the prior written consent of the other Party and any assignment in violation of this Section 9.2 shall be null and void; provided, however, that either Party may assign this Agreement without the other Party’s consent to an Affiliate or in connection with the sale or transfer of all or substantially all of the Party’s assets or business, provided such Affiliate or successor-in-interest agrees to be bound by all terms and conditions of this Agreement. (b) ProMab hereby acknowledges and agrees that (i) in the event ProMab assigns or transfers this Agreement in accordance with Section 9.2(a), as a condition of such assignment or transfer, the covenant not to sue set forth in Section 2.4 shall be binding upon, and enforceable against, any assignee, purchaser, or successor in interest of this Agreement; (ii) the covenant not to sue set forth in Section 2.4 shall run with any and all Non-Assert IP for the full term of the Non-Assert IP; and (iii) conditional upon, and prior to execution of, any assignment of any Non-Assert IP, ProMab shall secure a written agreement with the future assignee of the Non-Assert IP acknowledging and agreeing to be bound by a covenant not to sue Caribou Parties under such Non-Assert IP. (c) In the event Caribou assigns or transfers this Agreement in accordance with Section 9.2(a), the covenant not to sue set forth in Section 2.4. shall be transferable to, and for the benefit of, any assignee, purchaser, or successor in interest of this Agreement.”

3. Except as explicitly amended above, all other terms of the Agreement remain in full force and effect, and the Parties hereby ratify the Agreement as amended herein.

4. This Amendment No. 3 to Sales and Assignment Agreement may be executed in any number of counterparts, including facsimile or scanned PDF documents. Each such counterpart, facsimile or scanned PDF document shall be deemed an original instrument, and all of which, together, shall constitute one and the same executed document.

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 3 to Sale and Assignment Agreement by their duly authorized representatives as of the Effective Date set forth above.

ProMab Biotechnologies, Inc.		Caribou Biosciences, Inc.

By:	/s/ John Wu	By:	/s/ Rachel E. Haurwitz

Name: John Wu, Ph.D.		Name: Rachel E. Haurwitz, Ph.D.
Title: Chief Executive Officer		Title: President & Chief Executive Officer